Exhibit 3.2

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

Titanium MergerCo 2, LLC

This Limited Liability Company Agreement (as amended from time to time, this “Agreement”) of Titanium MergerCo 2, LLC (the “Company”), dated and effective as of March 27, 2026, is entered into by QXO Building Products, Inc., a Delaware Corporation, as the sole member of the Company (the “Member”).

WHEREAS, the Company was formed as a limited liability company on March 27, 2026, by the filing of a certificate of formation (the “Certificate of Formation”) with the Office of the Secretary of State of the State of Delaware, pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101 et seq.), as amended from time to time (the “Act”);

WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms hereinafter set forth; and

NOW, THEREFORE, the Member hereby agrees as follows:

1.             Name. The name of the Company is “Titanium MergerCo 2, LLC,” or such other name as the Member may from time to time hereafter designate.

2.             Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

3.             Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall possess and may exercise all the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

4.             Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.

5.             Registered Office; Registered Agent. The registered office of the Company in the State of Delaware and the registered agent of the Company for service of process on the Company at such office shall be that location and agent reflected in the Certificate of Formation. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law. The Member may change such registered office or registered agent at any time.

6.             Member. The name and the mailing address of the Member are as follows:

Name	Address
QXO Building Products, Inc.	Five American Lane Greenwich, CT 06831

7.             Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

8.             Initial Capital Contributions. The Member is admitted as the sole member of the Company upon its execution and delivery of this Agreement and, subject to Section 16 regarding assignments and Section 17 regarding the admission of additional members, owns 100% of the limited liability company interests in the Company. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

9.             Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may at any time, in its sole discretion, make additional capital contributions to the Company.

10.           Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

11.           Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

12.           Management. Except as otherwise expressly provided for in this Agreement, the management of the Company shall be vested in the Member in accordance with Section 18-402 of the Act. The Member shall have the sole and exclusive responsibility, authority, rights and powers to manage the operations and affairs of the Company, to make all decisions regarding the business of the Company, and to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement, including to delegate in whole or in part any of the foregoing responsibility, authority, rights and powers to one or more managers, officers, employees or agents of the Company as the Member shall from time to time determine. Any action taken by the Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement.

13.           Officers. The Member may, from time to time, designate one or more natural persons as officers of the Company (the “Officers”) and assign titles to any such person to act in the name of the Company, each with such authority as may be delegated to such Officer from time to time by the Member. Each Officer shall act pursuant to such delegated authority until such Officer is removed by the Member or such Officer’s earlier death or resignation; provided that any delegation of authority pursuant to this Section 13 may be revoked, in whole or in part, at any time by the Member. Any Officer may be removed with or without cause at any time by the Member. Any action taken by an Officer designated by the Member pursuant to authority duly delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her.

14.           Other Business. Notwithstanding any duty otherwise existing at law or in equity, the Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others, and the Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

15.           Indemnification.

(a)             A member of the Company shall not be personally liable to the Company or its members for monetary damages for breach of fiduciary duty as a member, except for liability (i) for any breach of such member’s duty of loyalty to the Company or its other members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 18-607 of the Act or (iv) for any transaction from which such member derived an improper personal benefit. If the Act hereafter is amended to authorize the further limitation or elimination of the liability of members, then the liability of a member of the Company, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the Act.

(b)             Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member of the Company or an officer of the Company or is or was serving at the request of the Company as a member of the board of directors or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Act, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. The Company shall indemnify such member or such officer in connection with an action, suit or proceeding (other than an action, suit or proceeding to enforce indemnification rights provided for herein or elsewhere) initiated by such member or officer only if such action, suit or proceeding was authorized by the members. The right to indemnification conferred in this Section 15 shall also include the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition; provided, however, that, if the Act requires, the payment of such expenses incurred by such member or such officer in such person’s capacity as a member or an officer (and not in any other capacity in which service was or is rendered by such person) in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such member or any subsidiary of the Company or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such member or officer is not entitled to be indemnified for such expenses under this Section 15 or otherwise. The right to indemnification conferred in this Section 15 shall be a contract right.

(c)             The Company may, by action of its members, provide indemnification and advancement of expenses to such employees and agents of the Company to such extent and to such effect as the members shall determine to be appropriate and authorized by the Act.

(d)             The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a member of the board of directors, an officer, an employee or an agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the Act.

(e)             The rights and authority conferred in this Section 15 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(f)             Neither the amendment nor repeal of this Section 15, nor the adoption of any provision of this Agreement, nor, to the fullest extent permitted by the Act, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

16.           Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member assigns all or part of its limited liability company interest in the Company pursuant to this Section 16, then (a) the assignee shall be admitted to the Company as a member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement and (b) such admission shall be deemed effective immediately prior to the assignment, and, if the Member assigns all of its limited liability company interest in the Company, then immediately following such admission, the assigning Member shall cease to be a member of the Company; provided, however, in the case of either of the foregoing clauses (a) and (b), that in the event of a transfer (by assignment or otherwise) of all of a member’s limited liability company interests in the Company and such member is, at the time of such transfer, the sole member of the Company, the transferee of such limited liability company interests shall be deemed admitted as a member of the Company upon such transfer and the Company shall continue without dissolution.

17.           Admission of Additional Members. One or more additional members of the Company may be admitted to the Company from time to time with the written consent of the Member. The admission of any such additional member shall be effective upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement; provided, however, that in the event of a transfer of all of a member’s limited liability company interests in the Company and such member is, at the time of such transfer, the sole member of the Company, the transferee of such membership interests shall be deemed admitted as a member of the Company upon such transfer and the Company shall continue without dissolution.

18.           Dissolution.

(a)             The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, or (ii) the occurrence of any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

(b)             The bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)             Upon dissolution of the Company, the Member (or a liquidator appointed by the Member), shall proceed to wind up the business and affairs of the Company in accordance with the Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. During the period of winding up the Company’s affairs, this Agreement shall remain in full force and effect and continue to govern the rights and obligations of the Member and the conduct of the Company.

(d)             In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. Upon the completion of the distribution of the assets of the Company as provided in this Section 18, the Company shall be terminated and the Member (or liquidator appointed by the Member) shall cause the cancellation of the Certificate of Formation and all qualifications of the Company as a foreign limited liability company, if any, and shall take such other actions as may be necessary to terminate the Company.

19.           Books and Records. The Company’s books of account shall be kept using the method of accounting determined by the Member.

20.           Tax Treatment. The Company intends to be treated as an entity disregarded as separate from the Sole Member for U.S. federal income tax purposes.

21.           Severability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

22.           Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

23.           Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

24.           Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

25.           Sole Benefit of Member. Except as expressly provided in Section 15 regarding exculpation and indemnification, the provisions of this Agreement (including Section 9 regarding additional contributions) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall not have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

26.           Rules of Construction. Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. Pronouns apply equally to the masculine, feminine and neuter gender forms of such terms. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section references not attributed to a particular document shall be references to such parts of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

QXO BUILDING PRODUCTS, INC.

By:	/s/ Christopher Signorello
Name:	Christopher Signorello
Title:	Chief Legal Officer

[Signature Page to Limited Liability Company Agreement of Titanium MergerCo 2, LLC]